                                                                    EXHIBIT 99.1

NEWS              RE:
BULLETIN           OPTICAL CABLE CORPORATION
From:              5290 Concourse Drive
FRB                Roanoke, VA 24019
                   (Nasdaq: OCCF)


THE FINANCIAL RELATIONS BOARD INC

FOR FURTHER INFORMATION:



AT THE COMPANY:                                    AT THE FINANCIAL RELATIONS BOARD:
Robert Kopstein           Ken Harber               Alison Ziegler -- General Info.
Chairman & CEO            VP of Finance            Jordan Darrow -- Analyst Info.
(540) 265-0690            (540) 265-0690           Judith Sylk-Siegel -- Media Info.
kopstein@occfiber.com     kharber@occfiber.com     (212) 661-8030

     FOR IMMEDIATE RELEASE


          OPTICAL CABLE CORPORATION ANNOUNCES STOCK REPURCHASE PROGRAM

ROANOKE,  Virginia  -- October 30, 1997 -- Optical  Cable  Corporation  (Nasdaq:
OCCF) today announced that its Board of Directors has authorized the repurchase of up to $5 million of the Company's common stock in the open market or in privately negotiated transactions. At current prices, this would represent over 540,000 shares equaling 1.4% of total common shares outstanding or 20% of the
2.7 million shares in the Company's float. The price to be paid, timing of purchases and the manner of purchases will be at the discretion of management.

Robert Kopstein, President and Chief Executive Officer said, "The decision to repurchase our shares reflects management's continued confidence in our business and in our strengthening global position within the fiber optic cable industry."

Optical Cable Corporation manufactures and markets a broad range of fiber optic cables for "high bandwidth" transmission of data, video and audio communications over moderate distances. Optical Cable Corporation's cables can be used both indoors and outdoors and utilize a tight-buffered coating that protects the optical fiber.

Note: This news release contains certain forward looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, those disclosed in the Company's Annual Report and Form 10-K for fiscal year 1996.

NOTE: Further information on Optical Cable Corporation is available through our website on the World Wide Web at http://www.occfiber.com


To receive additional information on Optical Cable Corporation, via fax, at no charge,
                    dial 1-800-PRO-INFO and enter code OCCF.